At Qorvo®
Doug DeLieto
VP, Investor Relations
336-678-7088
FOR IMMEDIATE RELEASE
June 18, 2018
QORVO ANNOUNCES PAUL J. FEGO TO HEAD GLOBAL OPERATIONS

GREENSBORO, NC — June 18, 2018 — Qorvo® (Nasdaq: QRVO), a leading provider of innovative RF solutions that connect the world, today announced the appointment of Paul J. Fego, 61, as corporate vice president, global operations, effective July 30, 2018. Mr. Fego will report to Bob Bruggeworth, president and chief executive officer of Qorvo, and will assume responsibility for Qorvo’s global operations, including internal and external wafer fabrication, assembly and test technology and manufacturing.

Bob Bruggeworth, president and chief executive officer of Qorvo, said, “I am thrilled that Paul will be joining Qorvo to consolidate and lead our global operations organization. Paul brings us more than 38 years of semiconductor technology and manufacturing experience with several large and complex global companies. He will play a critical role in helping us execute our strategic vision of consolidating our global operations organization into a highly efficient, collaborative team that helps drive our future growth and operational excellence. We look forward to his contributions to our continued success.”

Mr. Fego most recently served as vice president and manager of the Worldwide Manufacturing group at Texas Instruments, where he managed all of its wafer fabrication, assembly and test operations in nine countries. Mr. Fego started his career at Texas Instruments as a manufacturing supervisor in 1980, rose quickly through the ranks to become manufacturing manager and then left in 1989 to become operations director at ST Microelectronics. In 2002, he became president and chief operating officer at Photronics, Inc., a global leader in photomask solutions for companies that manufacture semiconductors, flat panel displays and other electronic components, until he was recruited to return to Texas Instruments in 2005 to head up its worldwide manufacturing. Mr. Fego has a bachelor’s degree from Rutgers University.

Mr. Fego said, “I am excited to join Qorvo, and I look forward to working with Bob and the Qorvo team to build a global operations team that helps drive future growth and operational excellence and to create long-term value for shareholders.”

In connection with the appointment of Mr. Fego, Steven R. Grant, who has served as vice president of Qorvo’s wafer fab technology and manufacturing, and James D. Stilson, who has served as vice president of Qorvo’s assembly and test technology and manufacturing, separately announced their intention to retire from the company in the future. Both Mr. Grant and Mr. Stilson will continue with the company in an advisory capacity after Mr. Fego commences employment and have committed to work closely with Mr. Fego to ensure a seamless transition of their respective responsibilities for wafer fabrication, assembly and test operations.

Mr. Bruggeworth added, “Steve Grant and Jim Stilson have both made tremendous contributions to Qorvo. On behalf of the company’s Board of Directors, management team and all our worldwide employees, I want to thank them both for those contributions, especially for their leadership in building the operational infrastructure for the company following its creation from the combination of RFMD and TriQuint in 2015. Steve started with TriQuint Semiconductor in 2008 as vice president of worldwide operations, while Jim started with RFMD in 2004 as its vice president of operations. We are delighted that retirement will provide both Steve and Jim with more time for rewarding experiences with their family and friends.”

About Qorvo
Qorvo (Nasdaq: QRVO) makes a better world possible by providing innovative RF solutions at the center of connectivity. We combine product and technology leadership, systems-level expertise and global manufacturing scale to quickly solve our customers’ most complex technical challenges. Qorvo serves diverse high-growth segments of large global markets, including advanced wireless devices, wired and wireless networks and defense radar and communications. We also leverage our unique competitive strengths to advance 5G networks, cloud computing, the Internet of Things, and other emerging applications that expand the global framework interconnecting people, places and things. Visit http://www.qorvo.com to learn how Qorvo connects the world.

Qorvo is a registered trademark of Qorvo, Inc. in the U.S. and in other countries. All other trademarks are the property of their respective owners.

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “forecast,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements included herein represent management’s current judgment and expectations, but our actual results, events and performance could differ materially from those expressed or implied by forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as is required under U.S. federal securities laws. Qorvo's business is subject to numerous risks and uncertainties, including those relating to fluctuations in our operating results; our dependence on a few large customers for a substantial portion of our revenue; a loss of revenue if contracts with the U.S. government or defense and aerospace contractors are canceled or delayed; our ability to implement innovative technologies; our ability to bring new products to market and achieve design wins; the efficient and successful operation of our wafer fabrication and other facilities; our ability to adjust production capacity in a timely fashion in response to changes in demand for our products; variability in manufacturing yields; industry overcapacity; inaccurate product forecasts and corresponding inventory and manufacturing costs; our dependence on third parties; our dependence on international sales and operations; our ability to finance our operations and business strategy and to service our debt obligations; our ability to attract and retain skilled personnel and develop leaders; the possibility that future acquisitions may dilute our stockholders’ ownership and cause us to incur debt and assume contingent liabilities; fluctuations in the price of our common stock; fluctuations in the repurchases of our common stock; our ability to protect our intellectual property; claims of intellectual property infringement and other lawsuits; security breaches and other disruptions compromising our information; our ability to protect personal data; decisions about the scope of our future operations; changes in our effective tax rate and in tax laws and regulations, including the impact of the recently enacted Tax Cuts and Jobs Act in the U.S.; and the impact of government and environmental, health and safety regulations. These and other risks and uncertainties, which are described in more detail in Qorvo’s most recent Annual Report on Form 10-K and in other reports and statements filed with the Securities and Exchange Commission, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.

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